EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HC2 Holdings Announces Closing of Rights Offering

New York, November 25, 2020 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today the closing of its successful rights offering, which expired at 5:00 p.m., New York City time, on November 20, 2020. Pursuant to the terms of the rights offering, 13,979,674 shares of common stock are being purchased pursuant to the exercise of basic subscription rights and 2,763,148 shares of common stock are being purchased under the over-subscription privilege.

In addition, in accordance with the Investment Agreement entered into by the Company with Lancer Capital LLC (“Lancer Capital”), an investment fund led by Avram Glazer, the Chairman of the Board of Directors of the Company and the Company’s largest stockholder, Lancer Capital partially backstopped the rights offering in the amount of $21,433,793.53 by purchasing Series B Non-Voting Convertible Participating Preferred Stock, par value $0.001 per share (the “preferred stock”), excluding $5,560,000 previously purchased. Concurrently with the closing of the rights offering, Lancer Capital converted all of its shares of preferred stock into 11,891,539 shares of common stock (the “conversion”).

In the aggregate, the Company is issuing 28,634,361 new shares of common stock at the subscription price of $2.27 per whole share for total gross proceeds of approximately $65 million to the Company, which includes shares of common stock issued to Lancer Capital pursuant to the conversion. After giving effect to the rights offering and the conversion, the Company will have 76,586,573 shares of common stock issued and outstanding.

HC2 expects to use the proceeds from the rights offering for general corporate purposes, including debt service and for working capital.

Investors who have participated in the rights offering should expect to see the shares of common stock issued to them in uncertificated book-entry form. Any excess subscription payments received by Computershare Trust Company, N.A. (the "subscription agent") will be returned by the subscription agent to investors, without interest or deduction, through the same method by which they participated in the rights offering.

The rights offering was made pursuant to HC2’s effective shelf registration statement on Form S-3, filed with the SEC on September 9, 2020, and a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on October 7, 2020. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering was made only by means of a prospectus and a related prospectus supplement, copies of which were distributed to all eligible stockholders as of October 2, 2020 on or about October 7, 2020 and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Infrastructure, Clean Energy, Life Sciences, Spectrum, Insurance and Other. HC2’s largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the rights offering, including, among others, the use of proceeds from the rights offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations
Garrett Edson
ir@hc2.com
(212) 235-2691